UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 23, 2010
Qlik Technologies Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34803	20-1643718

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Radnor Chester Road Suite E220 Radnor, Pennsylvania	19087

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (888) 828-9768
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On November 23, 2010, Qlik Technologies Inc. (“QlikTech”) entered into a Second Amendment to Lease (the “Second Amendment”) with Radnor Properties- SDC, L.P. concerning QlikTech’s corporate headquarters in Radnor, Pennsylvania. The Second Amendment increases the aggregate rentable square footage of QlikTech’s leased premises from approximately 17,330 square feet to up to approximately 39,200 square feet. The term of the lease for the additional space commences when the landlord’s renovation work for the applicable portions of the additional space are “substantially completed” (as defined in the Second Amendment), accounting for the possibility that the landlord may substantially complete renovations on certain portions of the additional space at different times. Commencing on the date that the landlord substantially completes its renovation work on the entire additional space, the term of the lease with respect to all 39,200 square feet will be extended for a period of ten years and three months. In addition, the landlord has granted QlikTech the right to renew the lease for an additional five year period, subject to certain conditions. In consideration of the landlord performing the renovations, QlikTech agreed to pay the landlord a construction management fee equal to 4% of the total cost of such renovations that is being paid out of the tenant improvement allowance which is being provided by the landlord for the renovation work. Pursuant to the Second Amendment, once all of the additional space has been substantially completed QlikTech’s base rental obligation to the landlord for its headquarters will be adjusted to $27.50 per square foot for the first twelve months of the new lease term (except for a one month free base rent period on the original leased premises and a three month free base rent period on the additional space), with $0.75 per square foot annual increases.
The foregoing description of the terms of the Second Amendment does not purport to be complete and is subject to, and qualified entirely by the full text of the Second Amendment, which is attached hereto as Exhibit 10.1, and is incorporated by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Second Amendment to Lease.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLIK TECHNOLOGIES INC.
By:	/s/ WILLIAM G. SORENSON
	Name:	William G. Sorenson
	Title:	Chief Financial Officer, Secretary and Treasurer
Dated: November 23, 2010

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